Exhibit 10.52
NOVELION THERAPEUTICS INC.
KEY EXECUTIVE INCENTIVE PLAN
ARTICLE 1. Introduction. The purpose of the Plan is to provide incentives for Participants to promote exceptional performance by Novelion Therapeutics Inc. (the “Company”), to reinforce restructuring objectives that maximize value to all stakeholders, and to maintain and reinforce the importance of financial and operational milestones of the Company. Capitalized terms shall have the meaning set forth in Article 8.

ARTICLE 2. Participation. The individuals who are eligible to participate in the Plan shall be those key members of the senior management team of the Company or its subsidiaries (other than Aegerion Pharmaceuticals, Inc. and its subsidiaries) who are expected to play significant roles in achieving the objectives of the Company identified in the Plan, as designated by the Administrator. Participants who are designated by the Administrator to participate in the Plan shall receive a Participation Letter setting forth the amount of their KEIP Bonus opportunities under the Plan.

ARTICLE 3. KEIP Bonuses.

(a)Aggregate KEIP Bonus Metrics. The amounts of KEIP Bonus payments are based on the levels of achievement by the Company of a financial performance target tied to the NOCF of the Company (the “NOCF Target”) during the First NOCF Performance Period and the Second NOCF Performance Period, and a restructuring or sale transaction target (the “Restructuring/Transaction Target”) during the Restructuring/Transaction Performance Period. Payment of KEIP Bonuses shall be determined pursuant to this Article 3 based on (i) with respect to the NOCF Target, by comparing the Company’s actual NOCF during the First NOCF Performance Period and the Second NOCF Performance Period, as applicable, to the threshold, target and maximum NOCF performance levels, as set forth on Appendix A, for the First NOCF Performance Period and the Second NOCF Performance Period, and (ii) with respect to the Restructuring/Transaction Target, the occurrence of the Completion Date, as modified by the “Award Modifier,” as set forth on Appendix B. The tables set forth on Appendices A and B reflect aggregate performance metrics under the Plan. Individual KEIP Bonus payout amounts will be set forth in a Participant’s Participation Letter, and calculated as described in Article 3(b) below. Achievement of each Performance Target shall be determined separately and shall not affect the level of payment under the other Performance Target. All determinations of levels of achievement of the Performance Targets shall be made by the Administrator in its sole discretion.

(b)Individual KEIP Bonus Amounts. The Participation Letter for each Participant shall set forth the KEIP Bonus amounts such Participant shall be eligible to earn at each applicable performance level. The KEIP Bonus amounts payable to a Participant shall be calculated by determining such Participant’s individual payout amounts (as set forth in such Participant’s Participation Letter) based on the level of achievement of the NOCF Target or the achievement of the Restructuring/Transaction Target, as applicable, and, in the case of the Restructuring/Transaction Target, multiplying such amount by the Award Modifier.

ARTICLE 4. Time of Payment.

(a)Payment of KEIP Bonuses. Subject to Sections 4(b), and 4(c) and 4(d) below:

i.
KEIP Bonus amounts earned by a Participant (if any) in respect of the NOCF Target (“NOCF KEIP Bonus Amounts”) shall be measured as of the end of the applicable NOCF Performance Period, and shall be paid in a cash lump sum on the first regularly scheduled payroll date following the Administrator’s determination of the level of achievement of the NOCF Target as of the end of the applicable NOCF Performance Period, or as soon as reasonably practicable thereafter, which determination shall be made within thirty (30) days following the end of each such NOCF Performance Period; provided, that, (i) if the Completion Date occurs prior to the end of either NOCF Performance Period, the achievement of the NOCF Target shall be determined as of the end of the last completed calendar month preceding the Completion Date, and (ii) if the Completion Date occurs prior to the commencement of the Second NOCF Performance Period, a Participant shall be eligible to earn the NOCF KEIP Bonus Amounts allocated to both NOCF Performance Periods, as set forth in such Participant’s Participation Letter, based on the level of achievement of the NOCF Target determined as of the end of the last completed calendar month preceding the Completion Date. For the avoidance of doubt, f ollowing the Completion Date, the Company shall have no further obligations to, and a Participant shall have no further entitlement to, NOCF KEIP Bonus Amounts, other than any such amounts earned by a Participant through the end of the NOCF Performance Period(s).

ii.
KEIP Bonus amounts earned by a Participant (if any) in respect of the Restructuring/Transaction Target (“Restructuring/Transaction KEIP Bonus Amounts”) shall be measured as of the Completion Date and shall be paid in a cash lump sum on the first regularly scheduled payroll date following the Completion Date, or as soon as reasonably practicable thereafter, based on the Award Modifier as of the Completion Date.

(b)Termination of Employment. A Participant’s right to a KEIP Bonus shall be forfeited upon termination of employment of the Participant prior to the date on which such KEIP Bonus amount is paid. However, if a Participant’s employment is terminated by reason of death, Disability, by a Participant for Good Reason or by the Company or its affiliates without Cause, in each case, prior to the applicable payment date, such Participant (or the Participant’s estate) shall receive the KEIP Bonus he or she would otherwise have been entitled to receive had he or she not been so terminated, based on actual performance through the end of the NOCF Performance Period or the Restructuring/Transaction Performance Period, as applicable, in each case, multiplied by a fraction, (i) the numerator of which is the number of complete calendar months that the Participant was actively employed during the applicable performance period, and (ii) the denominator of which is the total number of complete calendar months in such performance period. Such KEIP Bonus shall be paid at the same time as paid to other Participants.

(c)Release. Notwithstanding anything herein to the contrary, the Administrator may condition payment of a KEIP Bonus upon the Participant’s timely execution of a general release of claims in favor of the Company and its affiliates (with customary carve-outs for (i) rights to accrued obligations; (ii) indemnification under any agreement with, policy or governing document of the Company or its affiliates; and (iii) rights and remedies under any employment or services agreement between the Participant and the Company or any of its affiliates that are intended to survive termination of employment) in a form acceptable to the Administrator. If any portion of a KEIP Bonus is conditioned upon the Participant’s execution of a release of claims, any amount that would have been payable prior to the effective date of the release pursuant to Article 4 hereof will not be paid until the first regular payroll date following the effective date of the release, or as soon as reasonably practicable thereafter (provided, that if any KEIP Bonus payment(s) constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, and if the first and the last day of the applicable release consideration/revocation period could fall in two (2) separate taxable years, regardless of when the Participant actually executes the release, such KEIP Bonus payment(s) will not be paid until the later taxable year).

(d)Clawback. Notwithstanding anything herein to the contrary, if a Participant voluntarily resigns without Good Reason, or if a Participant’s employment is terminated by the Company for Cause, in each case, within ninety (90) days following his or her receipt of any KEIP Bonus payment (the “Clawback Period”), such Participant will be required to repay to the Company any KEIP Bonus amounts he or she received (post-tax) during the Clawback Period. If a Participant is required to repay any portion of the KEIP Bonus due upon to the termination of his or her employment, as provided above, such Participant shall be required to make such repayment to the Company within fifteen (15) days following the date of such termination of employment, whether or not the Company makes a demand for payment. If a Participant does not timely make such repayment, the Company will be entitled to recover from such Participant collection costs and damages, including reasonable legal fees, expenses and court costs, arising from the enforcement of this obligation, to the fullest extent permitted by law. Notwithstanding anything herein to the contrary, a Participant will not be required to repay any portion of his or her KEIP Bonus if such Participant’s employment is terminated during the Clawback Period by reason of his or her death or Disability, by such Participant for Good Reason or by the Company or its affiliate without Cause.

ARTICLE 5. Administration of the Plan. The Plan shall be administered by the Administrator. The Administrator shall have full power and discretionary authority to administer the Plan, including, without limitation, to: (a) interpret and construe the Plan, apply the terms of the Plan, interpret and resolve all questions of fact under the Plan, including with respect to the evaluation of the Performance Targets under the Plan, (b) determine the rights of any person under the Plan, or the meaning of requirements imposed by the terms of the Plan or an award, or any rule or procedure established by the Administrator, and to resolve all disputes under the Plan, (c) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (d) correct any defect or omission or reconcile any unintentional inconsistency in the Plan, and (e) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, subject to the such limitations as may be imposed by t he Code or other applicable law. The Administrator may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. Any decision or action taken by the Administrator with respect to the authorities under the Plan shall be conclusive and binding upon all persons. The Administrator shall not be personally liable for any action or determination made in good faith with respect to the Plan or as to any settlement of any dispute between a Participant and the Company.

ARTICLE 6. Term of the Plan. The Plan shall continue in effect until the payment of all KEIP Bonuses earned under the Plan, if any. The Plan may not be terminated prior to the payment of all KEIP Bonuses earned under the Plan, if any, and may not be not amended in any manner that shall adversely affect the rights of a Participant without the consent of the Participant; provided, that any amendment of the Plan that adversely affects the rights of all Participants equally shall require the consent of Participants that have a KEIP Bonus opportunity that is a majority of total KEIP Bonus opportunity under the Plan.

ARTICLE 7. Section 409A. It is intended that the rights of Participants under the Plan will either be exempt from or compliant with Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers or employees shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

ARTICLE 8. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below.

“Administrator” means the Board of Directors of the Company or any authorized committee or delegatee thereof.
“Cause”, with respect to a Participant, has the meaning ascribed thereto in any employment or similar services agreement to which such Participant is a party with the Company or any parent or subsidiary thereof. To the extent a Participant is not party to any such agreement with the Company or any parent or subsidiary thereof, “Cause” means (i) such Participant’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, (ii) such Participant’s engaging in conduct that constitutes fraud, gross negligence or willful misconduct in connection with his or her employment duties or responsibilities, (iii) such Participant’s contravention, in any material respect, of specific lawful directions related to such Participant’s duties or responsibilities which is directed to be undertaken from the person to whom such Participant reports consistent with such Participant’s position, (iv) any acts by such Participant which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in such Participant’s personal gain or enrichment at the expense of the Company or any parent or subsidiary thereof, or (v) such Participant’s continued failure to comply with a material policy of the Company or any parent or subsidiary thereof after receiving notice of failure to comply from the person to whom such Participant reports.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
“Completion Date” means the earlier of (i) the consummation of any out of court restructuring transaction involving all or substantially all of the outstanding indebtedness of the Company, its parent (if any) and its subsidiaries, taken as a whole (ii) the emergence by the Company, its parent (if any) or any of its subsidiaries from any case filed by or against the Company, its parent (if any) or its subsidiary, as the case may be, under chapter 11 of the Bankruptcy Code or analogous domestic or foreign law, in a case that implicates all or substantially all of the assets, liabilities and operations of the Company, its parent (if any) and its subsidiaries, taken as a whole, (iii) the consummation of the sale of all or substantially all of the assets of the Company, its parent (if any) and its subsidiaries, taken as a whole, or the acquisition by any person or persons of at least a majority of the outstanding capital stock of the Company (or its parent company, if any) and its subsidiaries, taken as a whole, in one transaction or a series of related transactions (including in connection with a debt for equity swap), in each case whether under section 363 of the Bankruptcy Code or otherwise, or (iv) the occurrence of the Completion Date (as defined in the Aegerion Pharmaceuticals, Inc. Key Executive Incentive Plan).
“Disability” means, with respect to a Participant, such Participant’s permanent disability as determined under the long-term disability plan of the Company or any parent or subsidiary thereof as in effect on the date of the termination of his or her employment.

“First NOCF Performance Period” means the period from the effective date of the Plan and which shall conclude as of the earlier to occur of (i) February 28, 2019, and (ii) the Completion Date.
“Good Reason”, with respect to a Participant, has the meaning ascribed thereto in any employment or similar services agreement to which a Participant is a party with the Company or any parent or subsidiary thereof. To the extent a Participant is not party to any such agreement with the Company or any parent or subsidiary thereof, “Good Reason” means, without his or her consent, and to the extent not cured by the Company or any parent or subsidiary thereof within ten (10) days after receipt of such Participant’s resignation notice specifying the event(s) that constitute Good Reason, which such Participant must give to the Company within thirty (30) days of the occurrence of such event(s), (i) a material diminution in such Participant’s title, duties, or responsibilities, (ii) a material reduction in such Participant’s base salary, or (iii) a relocation of such Participant’s principal place of employment more than fifty (50) miles from its current location.
“KEIP Bonus” means the bonus opportunity set forth in a Participant’s Participation Letter at each applicable performance level.
“NOCF” means the cumulative net operating cash flow of the Company, before any projected disbursements to be made by the Company under the Plan or the Key Employee Retention Plan, as defined in AlixPartners’ cash flow model and described on Appendix A. The Administrator shall determine NOCF for purposes of the Plan in its discretion.
“NOCF Performance Period” means the First NOCF Performance Period or the Second NOCF Performance Period, as applicable.
“Participant” means an individual designated by the Administrator as a Participant in the Plan and who has received a Participation Letter under the Plan.
“Participation Letter” means the letter granting the KEIP Bonus to a Participant.
“Performance Targets” means (a) the NOCF Target and (b) the Restructuring/Transaction Target.
“Plan” means this Novelion Therapeutics Inc. Key Executive Incentive Plan, as amended from time to time.
“Restructuring/Transaction Performance Period” means the period from the effective date of the Plan and which shall conclude as of the Completion Date.
“Second NOCF Performance Period” means the period from March 1, 2019 through the Completion Date.
ARTICLE 9. Miscellaneous.

(a)Funding of Plan. The Plan shall be unfunded and any payments shall be made from the general assets of the Company.

(b)Nature of Payments. Any amounts paid to a Participant under the Plan shall not be taken into account in determining the amount of the Participant’s benefits under any benefit plan or program of the Company.

(c)Withholding Tax. Amounts payable under the Plan shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

(d)Rights Non-Transferable. A Participant’s rights to benefits under the Plan may not be pledged, encumbered, or hypothecated to or in favor of any party, and shall not be subject to any lien, obligation, or liability of the Participant to any other party, and are not assignable or transferable by a Participant other than by will or the laws of descent and distribution.

(e)Liability. The Company shall be responsible for payment of any KEIP Bonus payments earned by such Participant pursuant to the Plan.

(f)Limitation of Rights. Participation under the Plan shall not in any way impose any obligation on the Company to continue the employment of any Participant or provide future rights to payments to any Participant or others.

(g)Plan Binding. The Plan and any Participation Letter shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and upon the Participant, and the Participant’s heirs, successors, legal representatives and permitted assigns.

(h)Bankruptcy Court Approval. Notwithstanding anything herein to the contrary, in the event the Company or any parent or subsidiary thereof becomes subject to a case under the Bankruptcy Code, the Plan, and each Participant’s right to receive any KEIP Bonus hereunder, shall be subject to, and contingent upon, approval of the Plan by the Bankruptcy Court to the extent required by law or deemed advisable by the Company.

(i)Governing Law. The Plan is governed by and to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Each of the Company and each Participant, by accepting a KEIP Bonus award hereunder, irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the State of Delaware in any action or proceeding arising out of or relating to the Plan.

*    *    *

Appendix A
First NOCF Performance Period (all amounts are in USD)

	Cumulative Targets
	Threshold	Target	Maximum
November 2018	(11,247,000)	(9,173,000)	(8,641,000)
December 2018	(11,056,000)	(7,700,000)	(6,600,000)
January 2019	(12,652,000)	(7,688,000)	(5,596,000)
February 2019	(14,254,000)	(8,646,000)	(5,903,000)

Second NOCF Performance Period (all amounts are in USD)

	Cumulative Targets
	Threshold	Target	Maximum
March 2019	(97,000)	1,355,000	1,783,000
April 2019	3,357,000	6,622,000	8.596,000
May 2019	1,119,000	5,361,000	7,785,000
June 2019	2,788,000	8,518,000	11,419,000

•
The NOCF Targets set forth above are cumulative, and the Company’s level of achievement relative to the threshold, target and maximum performance levels shall be measured as of the end of the First or Second NOCF Performance Period in accordance with Section 4(a)(1) of the Plan. In the event that the Completion Date occurs prior to the end of the First or Second NOCF Performance Period, Sections 4(a)(1)(i) and (ii) of the Plan will apply.

•
If actual performance is between the threshold and target performance levels or the target and maximum performance levels, then the amount of the KEIP Bonus in respect of the NOCF Target shall be determined by linear interpolation.

•	No payments shall be made for performance below the threshold performance level.

•	If the Second NOCF Performance Period continues beyond June 2019, the Administrator shall have the discretion to set NOCF Targets for any subsequent months.

Appendix B
Restructuring/Transaction Award Modifier (1)

	Award Modifier
Out-of-Court Restructuring/Transaction	125%	120%	110%	100%
In-Court Restructuring/Transaction	115%	110%	105%	100%
Completion Date	On or before 4/30/2019, except if the Completion Date occurs in connection with an out-of-court restructuring that does not involve M&A, this date shall be 2/28/2019	On or before 5/31/2019, except if the Completion Date occurs in connection with an out-of-court restructuring that does not involve M&A, this date shall be 3/31/2019	On or before 6/30/2019, except if the Completion Date occurs in connection with an out-of-court restructuring that does not involve M&A, this date shall be 4/30/2019	After 6/30/2019, except if the Completion Date occurs in connection with an out-of-court restructuring that does not involve M&A, this date shall be 4/30/2019
(1) The KEIP Bonus in respect of the Restructuring/Transaction Target shall be earned upon the occurrence of the Completion Date, and the amount of the KEIP Bonus payable to Participants in respect thereof will be determined by multiplying the target KEIP Bonus amount in respect of the Restructuring/Transaction Target (which will be set out for each Participant in his or her Participation Letter) by the applicable Award Modifier.